Filed Pursuant to Rule 433

Registration Statement No. 333-189896

Pricing Term Sheet República Oriental del Uruguay 4.500% USD Bonds due 2024 (the “Bonds”) Final Terms and Conditions As of August 6, 2013

Issuer	República Oriental del Uruguay

Title	4.500% USD Bonds due 2024

Principal Amount	U.S.$2,000,000,000

Maturity Date	August 14, 2024

Pricing Date	August 6, 2013

Settlement Date	August 14, 2013 (T+6)

Public Offering Price	99.833% of the principal amount, plus accrued interest, if any, from August 14, 2013

Yield to Maturity	4.521%

Interest	4.500% per year, payable semi-annually in arrears in US dollars

Payments of Interest	Interest will be paid semi-annually in arrears on February 14 and August 14 of each year, commencing on February 14, 2014. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

Payments of Principal	Principal will be repaid in three nominally equal installments on August 14, 2022, August 14, 2023 and at maturity.

Denominations	$1.00 x $1.00

Distribution	SEC Registered

CUSIP / ISIN	760942AZ5 / US760942AZ58

Governing Law	New York

Listing	Application will be made to admit the Bonds to the Luxembourg Stock Exchange and to have the Bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

Joint Bookrunners	Deutsche Bank Securities Inc. HSBC Securities (USA) Inc.

The following additional information of Uruguay and regarding the securities is available from the SEC’s website and also accompanies this free-writing prospectus:

http://www.sec.gov/Archives/edgar/data/102385/000119312513285798/0001193125-13-285798-index.htm

http://www.sec.gov/Archives/edgar/data/102385/000119312513285798/d563992dex99d.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342313000433/rou-18ka1_0729.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342313000412/repofur-sb_0710.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342313000434/repofur-sb_0729.htm

http://www.sec.gov/Archives/edgar/data/102385/000119312513320340/d579111d424b3.htm

http://www.sec.gov/Archives/edgar/data/102385/000119312513320361/d580500dfwp.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling Deutsche Bank Securities Inc. at 800-503-4611 or HSBC Securities (USA) Inc. at 866-811-8049.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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